For Immediate Release

ABM INDUSTRIES NAMES NEW INDEPENDENT DIRECTOR

Dan Bane, Chairman & CEO of Trader Joe’s, to Join ABM Board

NEW YORK, NY — September 29, 2008 — ABM Industries Incorporated (NYSE: ABM) announced that its board of directors elected Dan Bane as an independent director. Bane is chairman and chief executive officer of Trader Joe’s Company, the nationwide chain of specialty groceries stores. He was appointed to the board’s audit committee. ABM Industries Incorporated and its subsidiaries (“ABM”) are among the leading providers of facility services in the United States.

“Dan’s experience leading Trader Joe’s highly successful, fast growing business and strong brand will be a great asset to the ABM board,” said Henrik Slipsager, president and chief executive officer of ABM Industries Incorporated. “We look forward to benefiting from his experience, expertise and counsel as we continue to grow our core businesses and build on our industry leadership in facility services.”

Bane was named chairman and CEO of Trader Joe’s in 2001. Under his leadership, the business has grown to more than $6.5 billion in annual sales and approximately 300 specialty grocery stores nationwide, and is widely regarded as one of the fastest growing, most profitable retail grocery companies in the United States. Bane earlier served as president, Trader Joe’s West, and as a chief financial officer for the California-based company, which he joined in 1998. Previously, Bane served as senior vice president, finance and administration, for Certified Grocers of California, a food products distribution company. Bane’s extensive financial experience also includes positions as senior vice president, finance, for Standard Brands Paint Company and managing partner for Moss Adams, a west coast accounting firm. Bane, who holds an accounting degree from the University of Southern California, serves on the boards of the Food Marketing Institute, the Southern California Sports Council and the Retail Management Institute at Santa Clara University.

“We look forward to working with Dan and the wealth of business leadership and financial experience he brings to the board,” said Maryellen Herringer, chairman of the board of directors, ABM Industries Incorporated. “He is a highly respected, successful executive who will play a valuable role in helping to advance ABM’s market leadership.”

About ABM Industries

ABM Industries Incorporated (NYSE:ABM) and its subsidiaries (“ABM”) are among the leading providers of facility services in the United States. With fiscal 2007 revenues in excess of $2.8 billion and more than 105,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.

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Contact:
ABM Industries Incorporated
Tony Mitchell (Vice President Corporate Communications)
(212) 297-9828 or e-mail: tony.mitchell@abm.com